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                                                                EXHIBIT 99(H-1)


                          DISTRIBUTION CONTRACT BETWEEN
                       GT GLOBAL FLOATING RATE FUND, INC.
                               AND GT GLOBAL, INC.

     THIS DISTRIBUTION CONTRACT, dated as of _________________, 1997 between GT GLOBAL FLOATING RATE FUND, INC., a Maryland corporation ("Fund"), and GT GLOBAL, INC., a California corporation ("G.T. Global"), is made with reference to the following facts:

     A.   The Fund is a closed-end management investment company.

     B. Following an initial subscription period, the Fund's Board of Directors ("Board") has authorized the continuous offering of the Fund's shares.

     C. G.T. Global has the facilities to sell and distribute the shares of common stock of the Fund.

     D. The Fund and G.T. Global desire to enter into a distribution contract with respect to the shares of the Fund.

     NOW, THEREFORE, the parties agree as follows:

     1. G.T. Global shall be the exclusive principal underwriter for the sale of shares of the Fund, except as otherwise provided pursuant to paragraph 20 hereof. The terms "shares of the Fund" or "shares" as used herein shall mean shares of common stock issued by the Fund.

     2. In the sale of shares of the Fund, G.T. Global shall act as agent of the Fund except in any transaction in which G.T. Global sells such shares as a dealer to the public, in which event G.T. Global shall act as principal for its own account.

     3. The Fund shall sell shares only through G.T. Global except that the Fund may at any time:

          (a) Issue shares to any corporation, association, trust, partnership, or other organization, or its, or their, security holders, beneficiaries, or members, in connection with a merger, consolidation, or reorganization to which the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership, or other organization;

          (b) Issue shares at net asset value to the Fund's shareholders in connection with the reinvestment

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               of dividends and other
               distributions paid by the Fund;

          (c) Issue shares of the Fund at net asset value to Directors, officers, and employees of the Fund, its investment manager, any principal underwriter of the Company, and their affiliates, including any trust, pension, profit-sharing, or other benefit plan established for such persons, registered representatives and other employees of dealers having Dealer Agreements with G.T. Global and with respect to all such persons listed, their respective spouse, siblings, parents and children, and to other persons as permitted by applicable rules adopted by the Securities and Exchange Commission under the Investment Company Act of 1940 ("1940 Act"), as in effect from time to time and as described in the current Prospectus of the Fund;

          (d) Issue shares of a Fund at net asset value to the sponsor organization, custodian or depository of a periodic or single payment plan, or similar plan for the purchase of shares of the Fund, purchasing for such plan;

          (e) Issue shares of a Fund in the course of any other transaction specifically provided for in the Prospectus of the Fund, or upon obtaining the written consent of G.T. Global thereto; or

          (f) Sell shares outside of the North American continent, Hawaii and Puerto Rico through such other principal underwriter or principal underwriters as may be designated from time to time by the Fund, pursuant to paragraph 20 hereof.

     4. G.T. Global shall devote its best efforts to the sale of shares of the Fund. G.T. Global shall maintain a sales organization suited to the sale of shares of the Fund and shall use its best efforts to effect such sales in countries as to which the Fund shall have expressly waived in writing its right to designate another principal underwriter pursuant to paragraph 20 hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers shares for sale and in which qualifications is required.

     5. Within the United States of America, G.T. Global shall offer and sell shares only to our through such dealers as are members in good standing of the National Association of Securities Dealers, Inc. ("NASD"), or to persons legally engaged

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in dealer activities who are exempt from NASD membership in accord with applicable law. Shares of a Fund sold to dealers shall be for resale by such dealers only at the public offering price set forth in the effective Prospectus relating to the Fund which is part of the Fund's Registration Statement in effect under the Securities Act of 1933, as amended ("1933 Act"), at the time of such offer or sale (herein, the "Prospectus"). G.T. Global may sell the shares of a Fund to dealers at such discounts from said public offering price and with such commissions as are set forth in the Prospectus, and/or in a Dealer Agreement between G.T. Global and the Dealer, but neither such discounts nor commissions shall exceed the sales charge or discounts referred to in the Prospectus.

     6. In its sales to dealers, G.T. Global shall use its best efforts to determine that such dealers are appropriately qualified to transact business in securities under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

     7. The applicable public offering price of the shares of the Fund shall be the price which is equal to the net asset value per share plus such sales charge as may be provided for in the Prospectus. Net asset value per share shall be determined for the Fund in the manner and at the time or times set forth in and subject to the provisions of its Prospectus.

     8. All orders for shares received by G.T. Global shall, unless rejected by G.T. Global or the Fund, be accepted by G.T. Global immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder. G.T. Global shall not hold orders subject to acceptance nor otherwise delay their execution. In conformity with the rules of the NASD, G.T. Global shall not accept conditional orders. The provisions of this paragraph shall not be construed to restrict the right of the Fund to withhold shares of the Funds from sale under paragraph 16 hereof.

     9. The Fund or its transfer agent shall be promptly advised of all orders received, and shall cause shares of the Fund to be issued upon payment received in accord with policies established by the Fund and G.T. Global.

     10. G.T. Global shall adopt and follow procedures as approved by the officers of the Fund for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD and the 1940 Act, as such requirements may from time to time exist.


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     11.  The compensation for the services of G.T. Global as a principal underwriter under this Contract shall be the Early Withdrawal Charges, if any, which are collected on the shares as set forth in the Fund's Prospectus.

     12. The Fund agrees to use its best efforts to maintain its registration as a closed-end management investment company under the 1940 Act.

     13. The Fund agrees to use its best efforts to maintain an effective prospectus under the 1933 Act, and warrants that such prospectus will contain all statements required by and will conform with the requirements of the 1933 Act and the rules and regulations thereunder, and that no part of any such prospectus, at the time the Registration Statement of which it is a part is ordered effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. G.T. Global agrees and warrants that it will not in the sale of shares of the Fund use any prospectus, advertising or sales literature not approved by the Fund or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. G.T. Global agrees to indemnify and hold the Fund harmless from any and all loss, expense, damage and liability resulting from a breach by G.T. Global of the agreements and warranties in this paragraph, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares not approved by the Fund and its officers.

     14. The expense of each printing of each Prospectus and each revisions thereof or addition thereto deemed necessary by the Fund's officers to meet the requirements of applicable laws shall be divided between the Fund, G.T. Global and any other principal underwriter of the shares of the Fund as they may from time to time agree.

     15. The Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of the Fund for sale under the securities laws of such states as G.T. Global and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund, but G.T. Global shall furnish such information and other materials relating to its affairs and activities as may be required by the Fund or its counsel in connection with such qualification.

     16. The Fund and G.T. Global acknowledge that each has the right to reject any order for the purchase of shares for any

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reason.  In addition, the Fund may
withhold shares from sale in any state or country temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Board of Directors or the President or any Vice President of the Fund determines that such offer or sale is not in the best interest of the Fund. The Fund will give prompt notice to G.T. Global of any withholding and will indemnify it against any loss suffered by G.T. Global as a result of such withholding by reason of non-delivery of Fund shares after a good faith confirmation by G.T. Global of sales thereof prior to receipt of notice of such withholding.

     17. (a) This Contract may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund or by vote of a majority of the outstanding voting securities of the Fund on thirty (30) days' written notice to G.T. Global, or by G.T. Global on like notice to the Fund.

          (b) This Contract may be terminated by either party upon five (5) days' written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained in injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Fund.

          (c) This Contract may also be terminated by the Fund upon five (5) days' written notice to G.T. Global, should the NASD expel G.T. Global or suspend its membership in that organization.

     18. G.T. Global shall inform the Fund promptly of the institution of any proceedings against it by the Securities and Exchange Commission, the NASD or any state regulatory authority.

     19. This Agreement shall automatically terminate in the event of its assignment. The term "assignment" shall have the meaning defined in the 1940 Act.

     20. Upon sixty (60) days' written notice to G.T. Global, the Fund may from time to time designate other principal underwriters with respect to areas other than the North American continent, Hawaii, Puerto Rico and such countries as to which the Fund may have expressly waived in writing its right to make such designation. In the event of such designation, the right of G.T. Global under this Contract to sell shares in the areas so designated shall terminate, but this Contract shall remain otherwise in full effect until terminated in accordance with the provisions of paragraphs 17, 18 and 19 hereof.

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     21.  No provision of this Contract shall protect or purport to protect G.T.
Global against any liability to the Fund or holders of shares of the Fund for which G.T. Global would otherwise be liable by reason of willful misfeasance, bad faith or negligence.

     22. Unless sooner terminated in accordance with the provisions of paragraphs 17, 18 or 19 hereof, this Contract shall continue in effect for periods of up to one year, but only so long as such continuance is specifically approved at least annually by (i) vote of a majority of the Directors of the Fund who are not interested persons of the Fund and who are not parties to this Contract or interested persons of any such party as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval; and (ii) either the Board of Directors of the Fund or a vote of a majority of the outstanding shares of the Fund as defined by the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunder duly authorized as of the day and year first written above.

Attest:                       GT GLOBAL FLOATING RATE FUND, INC.



___________________           By: _______________________________




Attest:                       GT GLOBAL, INC.



____________________          By:_______________________________


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